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EXHIBIT 10.22.3

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

    This First Amendment to the Employment Agreement, dated as of July 15, 1998, by and between Russell Goldsmith ("Goldsmith"), on the one hand, and City National Bank ("CNB") and City National Corporation (the "Parent Corporation"), on the other hand (the "Employment Agreement"), is entered into as of March 5, 2001.

    WHEREAS, the Parent Corporation previously adopted its 1999 Variable Bonus Plan which was intended, among other things, to supplant CNB's Executive Management Bonus Plan for individual's selected to participate in the Parent Corporation's 1999 Variable Bonus Plan;

    WHEREAS, the Employment Agreement refers to Goldsmith's participation in CNB's Executive Management Bonus Plan;

    WHEREAS, in conjunction with the adoption of the Corporation's 1999 Variable Bonus Plan, the Employment Agreement should have been modified to address Goldsmith's participation in that plan;

    NOW, THEREFORE, the parties agree that, retroactive to the initial adoption of the Corporation's 1999 Variable Bonus Plan, the Employment Agreement is amended by revising Section 6 thereof to read in its entirety as follows:

    6.
    BONUS COMPENSATION. Goldsmith shall participate in the Parent Corporation's 1999 Variable Bonus Plan, CNB's Executive Management Bonus Plan and any other cash bonus or incentive compensation plan of Employer established for corporate executive officers of Employer, including corporate officers who are members of the Executive Committee and the Strategy and Planning Committee, in each case as determined by the Compensation and Directors Nominating Committees of the Parent Corporation and CNB, as applicable (or, in the absence of a Compensation and Directors Nominating Committee, the Board of Directors or another committee of directors designated by the Board of Directors as responsible for matters relating to executive compensation). The aggregate amount of annual bonus or incentive compensation (the "Annual Bonus") paid to Goldsmith pursuant to all such bonus plans for any year (including the fiscal year ending December 31, 1998 and the fiscal year during which his employment is terminated) shall not be less than one hundred twenty-five percent (125%) of his Annual Base Compensation as of December 31 of the year for which the bonus is being paid if plan goals for the year are achieved, scaled up ratably to two hundred percent (200%) if one hundred thirty percent (130%) of plan goals are achieved and scaled down ratably to thirty five percent (35%) if eighty-five percent (85%) of plan goals are achieved. In determining the Annual Bonus payable to Goldsmith for any year in which he was not employed by Employer for the entire year, the Annual Bonus for the portion of such fiscal year preceding the termination of his employment shall be an amount equal to (i) the amount which the Annual Bonus would have been had the plan goals achieved through the month ending immediately following the date of termination of his employment been the plan goals for the entire fiscal year, the fiscal year had ended at the end of such month and Goldsmith's Annual Base Compensation had been the Annual Base Compensation payable to him as of the following December 31 had his employment continued through the following December 31, (ii) multiplied by a fraction, the numerator of which is the number of months in the fiscal year through the end of the month immediately following the date of termination of Goldsmith's employment and the denominator of which is 12. Unless Goldsmith elects to defer receipt thereof, each Annual Bonus shall be paid no later than the end of the third month of the fiscal year following the fiscal year for which the bonus is being paid; provided, however, that if the employment of Goldsmith is terminated prior to the end of the fiscal year for which the bonus is being paid, the Annual Bonus for the partial year preceding the termination of his employment shall be paid no later than the end of the third month following the termination of his employment and any amounts payable under any subparagraphs of Paragraph 10 as an Annual Bonus applicable to any portion of a fiscal year of less than twelve months shall be paid no later than the end of the third month following the end of the period for which such amount is payable.

    IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of March 5, 2001.

CITY NATIONAL BANK

/s/ RUSSELL GOLDSMITH	By:	/s/ FRANK P. PEKNY

Russell Goldsmith		Frank P. Pekny
Vice Chairman and Chief Financial Officer

CITY NATIONAL CORPORATION

	By:	/s/ FRANK P. PEKNY

Frank P. Pekny
Executive Vice President and Chief Financial Officer / Treasurer

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT